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                                                                   EXHIBIT 8.2
WILLKIE FARR & GALLAGHER
                                                                  New York
                                                                  Washington, DC
                                                                  London
                                                                  Paris

                                April 13, 1995



USF&G Corporation
100 Light Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

This letter is in response to your request for our opinion with respect to certain federal income tax consequences of the proposed merger of Queensland, Inc. ("Queensland"), a wholly owned subsidiary of USF&G Corporation ("USF&G"), with and into Victoria Financial Corporation ("Victoria") pursuant to the Amended and Restated Agreement and Plan of Merger dated as of December 18, 1994 and amended as of February 9, 1995, by and among USF&G, Queensland and Victoria (the "Merger Agreement"). Unless otherwise specified, the terms used herein are defined in the Proxy Statement/Prospectus of Victoria.

In connection with the proposed Merger, we understand the following:

        (a) Pursuant to the laws of Delaware, Queensland will merge with and into Victoria, which will be the surviving corporation;

        (b) At the Effective Date, each outstanding share of Victoria Common Stock will be converted into a right to receive the number of shares of USF&G Common Stock equal to the Exchange Rate;

        (c) At the Effective Date, each holder of Victoria Common Stock who otherwise would have been entitled to a fractional share of USF&G Common Stock will receive cash in lieu thereof;

        (d) As soon as practicable on or after the Effective Date, the Exchange Agent will distribute USF&G Common Stock and cash in lieu of fractional shares to holders of Victoria Common Stock; and

        (e) USF&G will cause Victoria to continue to conduct the historic business of Victoria or use a significant portion of Victoria's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).



                                One Citicorp Center            212 821 8000
                                153 East 53rd Street           Fax: 212 821 8111
                                New York, NY 10022-4677
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USF&G Corporation
April 13, 1995
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In connection herewith, we have examined the Merger Agreement, the Registration
Statement on Form S-4 filed by USF&G with the Securities and Exchange
Commission (which contains a Proxy Statement/Prospectus of Victoria) and such other information as we have deemed relevant. As to questions of fact material to the opinions herein, we have relied upon representations of Victoria and USF&G set forth in certificates executed by their respective officers, as well as USF&G's covenant in the Merger Agreement that it will not take any action, nor will it cause Victoria to take any action, following the Effective Date of the Merger, that would jeopardize the characterization of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Moreover, we have assumed that the Merger will be completed in the manner set forth in the Proxy Statement/Prospectus, and that the representations and covenants made by the parties to the Merger are accurate and complete as of the Effective Date of the Merger. On the basis of the foregoing and subject to the conditions, qualifications and limitations set forth herein, we are of the opinion that for federal income tax purposes:

        (a) The Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and Victoria and USF&G will each be a party to the reorganization;

        (b) No gain or loss will be recognized by Victoria as a result of the Merger;

        (c) No gain or loss will be recognized by a shareholder of Victoria upon the exchange of shares of Victoria Common Stock for USF&G Common Stock (including the USF&G Rights), except that gain or loss will be recognized by a shareholder of Victoria on the receipt of cash in lieu of a fractional share interest in USF&G Common Stock;

        (d) The adjusted tax basis of the USF&G Common Stock received by a shareholder of Victoria pursuant to the Merger (including fractional share interests deemed received) will be the same as the adjusted tax basis of the shares of Victoria Common Stock surrendered in exchange therefor;

        (e) The holding period of the Victoria Common Stock received by a shareholder of Victoria as a result of the Merger (including fractional share interests deemed received) will include the holding period of the shares of Victoria Common Stock surrendered in exchange therefor, provided that such Victoria Comon Stock is held as a capital asset by the Victoria shareholder at the consummation of the Merger; and


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USF&G Corporation
April 13, 1995
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        (f)  Any cash payment received by a holder of Victoria Common Stock in lieu of a fractional share of USF&G Common Stock will be treated as if such fractional share of USF&G Common Stock had been issued in the Merger and then redeemed by USF&G.


The opinions expressed above are based upon our opinion that the continuity of interest requirement of Treasury Regulations Section 1.368-1(b) will be satisfied. The continuity of interest requirement will be satisfied if Victoria's shareholders receive in the Merger and retain USF&G Common Stock equal in value, as of the Effective Date, to at least 50% of the value of all of the formerly outstanding shares of Victoria Common Stock as of that date. The Internal Revenue Service (the "Service") established in Revenue Procedure 77-37, as modified to the date hereof, ruling guidelines with respect to satisfying the continuity of interest requirement. In order to satisfy those guidelines in connection with a ruling request, a publicly traded company must represent to the Service that there is no plan or intention by the company's shareholders who own 5 percent or more of the company's stock, and to the best of the knowledge of the management of the company, there is no plan or intention on the part of the remaining shareholders of the company, to sell, exchange, or otherwise dispose of a number of shares of the acquiring parent's stock received in the transaction that would reduce the company's shareholders' ownership of the acquiring parent's stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent of the value of all of the formerly outstanding stock of the company as of the same date. The Service has adopted a no-ruling policy with respect to transactions such as the Merger, stating that it believes that the tax consequences of such transactions are adequately addressed in the tax law, including but not limited to the Revenue Procedure. Management of Victoria has represented to us, based upon inquiry of its shareholders who own 5 percent or more of its stock and based upon Victoria's absence of knowledge as to any plan or intention on the part of the remaining shareholders, that there is no plan or intention by shareholders of Victoria who own 5 percent or more of its stock and, to the best of management's knowledge, there is no plan or intention on the part of the remaining Victoria shareholders, to sell, exchange or otherwise dispose of such number of shares of USF&G Common Stock received in the Merger that would result in failure to satisfy the continuity of interest requirement as prescribed in the Treasury Regulations and the Service ruling guidelines as set forth in Revenue Procedure 77-37, as modified to the date hereof. Our opinion that the continuity of interest requirement will be satisfied is based upon management's representation to us, the ruling guidelines as set forth in Revenue Procedure 77-37 and on the expressed reasoning of the Service for its adoption of the no-ruling policy.


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USF&G Corporation
April 13, 1995
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This opinion does not relate to or purport to cover any matters other than the ones expressly stated herein. The opinion expressed herein is limited to the consequences of the Merger under current federal income tax law (including the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof) as of the date of this opinion letter. No opinion is expressed with respect to state, local, foreign or other tax laws. Moreover, this opinion does not apply to (i) holders of Victoria Common Stock subject to special tax treatment under the federal income tax laws or (ii) holders of Victoria Common Stock who acquired their stock pursuant to the exercise of an employee stock option or otherwise as compensation or in exchange for Victoria options. We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by any legislation, judicial decision, or otherwise.

This opinion is based upon existing law, regulations, administrative rulings and judicial opinions. No assurance can be given that changes in law or regulation or forthcoming opinions or decisions may not modify the conclusions expressed in this opinion. Further, no assurance can be given that the Service will not apply stricter standards than set forth in its advance ruling guidelines or that it will not challenge the conclusions stated in this opinion.

We hereby consent to the reference to us under "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus forming a part of the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement.



Very truly yours,



WILLKIE FARR & GALLAGHER